SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Materials Pursuant to Rule 14a-12

MITY Enterprises, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MITY Enterprises, Inc.

1301 West 400 North

Orem, Utah 84057

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 7, 2001

NOTICE IS HEREBY GIVEN that an annual meeting of Shareholders of MITY Enterprises, Inc., a Utah corporation (the "Company"), will be held at the Hampton Inn, 425 South 300 West, Salt Lake City, Utah 84101 on Tuesday, August 7, 2001, at 2:00 p.m., local time, for the following purposes:

1.   To elect the five (5) nominees to the Board of Directors for the ensuing year or until their successors are elected;

2.   To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on June 29, 2001, as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting and any postponement or adjournments thereof.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope as promptly as possible. If you attend the annual meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Gregory D. Dye

Gregory D. Dye

Corporate Secretary

Orem, Utah, July 6, 2001

MITY ENTERPRISES, INC.

1301 West 400 North

Orem, Utah 84057

PROXY STATEMENT

Information Concerning Solicitation and Voting

General

The enclosed Proxy is solicited on behalf of the Board of Directors of MITY Enterprises, Inc. (the "Company") for use at its annual meeting of Shareholders to be held Tuesday, August 7, 2001, at 2:00 p.m. local time, or at any adjournment(s) thereof. The purposes of the meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held at the Hampton Inn, 425 South 300 West, Salt Lake City, Utah 84101.

Record Date

Shareholders of record at the close of business on June 29, 2001, are entitled to notice of and to vote at the meeting. As of the record date, 5,108,838 shares of the Company's Common Stock, $.01 par value, were issued and outstanding and entitled to be voted at the meeting.

Revocation of Proxies

Shareholders may revoke any appointment of proxy given pursuant to this solicitation by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting, withdrawing his proxy, and voting in person. An appointment of proxy is revoked upon the death or incapacity of the shareholder if the Secretary or other officer of the Company authorized to tabulate votes receives notice of such death or incapacity before the proxy exercises its authority under the appointment.

Voting and Solicitation

Each shareholder will be entitled to one vote for each share of Common Stock held at the record date. Assuming a quorum is present, a plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. It is estimated that the proxy materials will be mailed to shareholders of record on or about July 6, 2001. The principal executive offices of the Company are located at 1301 West 400 North, Orem, Utah 84057. The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, by telephone, or by facsimile, and the Company may reimburse brokerage firms and other persons holding shares of the Company's Common Stock in their names or those of their nominees for their reasonable expenses in forwarding soliciting materials to the beneficial owners. Abstentions or broker non-votes (i.e., shares held by a broker nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Deadline for Receipt of Shareholder Proposals

The deadline for receipt of proposals for issues to be placed on the proxy statement and form of proxy for the 2001 annual meeting was March 15, 2001. Shareholders of the Company who intend to present proposals at the Company's 2002 annual meeting must deliver such proposals to the Company no later than March 15, 2002, in order to be included in the proxy statement and form of proxy relating to the 2002 annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Company's Board of Directors currently consists of five directors. It is contemplated that five directors will be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's five nominees, namely Gregory L. Wilson, Ralph E. Crump, C. Lewis Wilson, Peter Najar, and Hal B. Heaton, all of whom are presently directors of the Company.

Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the annual meeting. The five nominees receiving the highest number of votes will be elected to serve as directors. Accordingly, abstentions and broker non-votes relating to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the five nominees named above. In the event that any director nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted FOR any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders, or until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" EACH OF THE FIVE NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company held a total of eight meetings during the fiscal year ended March 31, 2001. The Audit Committee of the Board of Directors, which consisted of directors Crump, Najar and C. Wilson, met seven times during the last fiscal year. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants and internal accounting department and evaluating the Company's accounting principles and its system of internal accounting controls. In May 2001, Mr. Heaton was appointed to the Audit Committee to replace C. Wilson and chairs that Committee. The Compensation Committee of the Board of Directors, consisting of directors Crump, Najar and C. Wilson, met two times during the last fiscal year. The Compensation Committee is primarily responsible for reviewing compensation of executive officers and overseeing the granting of stock options. All members of the Board of Directors, Audit Committee, and Compensation Committee attended at least 75 percent of all meetings held during the fiscal year ended March 31, 2001.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the director nominees and executive officers of the Company.

Name	Age	Director or Officer Position with the Company
Gregory L. Wilson	53	Chairman of the Board, President, and Chief Executive Officer
Bradley T Nielson	39	Chief Financial Officer, Chief Operating Officer
Gregory D. Dye	41	Corporate Secretary
Paul R. Killpack	32	Corporate Treasurer
John A. Johnson	54	Vice President
Ralph E. Crump	77	Director
Peter Najar	51	Director
C. Lewis Wilson	60	Director
Hal B. Heaton	50	Director

Officers are appointed by and serve at the discretion of the Board of Directors. Each director holds office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. Gregory L. Wilson and C. Lewis Wilson are brothers. Ralph E. Crump is the father-in-law of Peter Najar. All executive officers of the Company devote full time to their duties. Non-management directors devote such time as is necessary to carry out their responsibilities.

The following is a description of the business experience of each of the director nominees and each of the executive officers of the Company.

Gregory L. Wilson is the founder of the Company and has been the President, Chief Executive Officer and a director since the Company's inception in September 1987. He has served as Chairman of the Board since March 1988. Mr. Wilson also served as the Treasurer from September 1993 to August 1995. From 1982 until 1987, Mr. Wilson was President of Church Furnishings, Inc., in Provo, Utah. He is currently a director of Stratasys, Inc. (Nasdaq). He earned a Bachelor of Arts Degree in Economics from Brigham Young University in 1971 and a Masters of Business Administration Degree from Indiana University in 1973.

Bradley T Nielson became the Company's Chief Financial Officer in March 1994, and Chief Operating Officer in August 1998. He served as Corporate Secretary from January 1998 to August 1998. From August 1992 to March 1994, Mr. Nielson was the Vice President - Finance for Pinnacle Micro, Inc. From January 1991 to August 1992, he was a management consultant for Price Waterhouse's National Manufacturing Management Consulting Group. He was employed by Ernst & Young from June 1985 to January 1991. Mr. Nielson graduated summa cum laude with a Bachelor of Science Degree in Accounting from Brigham Young University. He is a Certified Public Accountant, a Certified Management Accountant and is Certified in Financial Management.

Gregory D. Dye became the Company's Corporate Secretary in August 1998. He joined the Company in August 1997 and served as an engineer, trainer and quality manager prior to being named Corporate Secretary. Mr. Dye graduated from Utah State University with a Bachelors Degree in Business/Production Management in 1985. From May 1985 to July 1997, he was a manager for Woodgrain Millwork, Inc.

Paul R. Killpack became the Company's Treasurer in August 1998. He joined the Company in April 1997 and served as the Controller prior to being named Treasurer. Mr. Killpack graduated from Brigham Young University with a Masters of Business Administration Degree in 1998. He is a Certified Management Accountant and is Certified in Financial Management.

John A. Johnson was named a Vice President of the Company in August 2000. He joined the Company in July 1999 as an internal auditor and director of special projects. He is currently serving as the President of the Company's DO Group subsidiary. From 1989 to 1999, Mr. Johnson was President and General Manager of Skyline Industries, a manufacturer of metal fabricated and plastic rotationally molded products. Mr. Johnson also serves as a director for Western Community Bank. He graduated with a Bachelor of Science Degree in Accounting from Brigham Young University.

Ralph E. Crump has been a director since March 1988. Mr. Crump is President of Crump Industrial Group, an investment firm located in Trumbull, Connecticut. For a short time in 1988, Mr. Crump served as the Company's Treasurer. Mr. Crump is a founder and director of Osmonics, Inc. (NYSE) and Stratasys, Inc. (Nasdaq). He is also a founder, director and chairman of Structural Instrumentation, Inc. (Nasdaq). From 1962 until 1987, Mr. Crump was the President and Chairman of Frigitronics, Inc. (NYSE). Mr. Crump is also a Trustee of the Alumni Foundation of the University of California at Los Angeles and a member of the Board of Overseers for the Thayer Engineering School at Dartmouth College. He received a Bachelor of Science Degree in Chemical Engineering in 1950 from the University of California at Los Angeles and a Bachelor of Science Degree in Marine Engineering from the U. S. Merchant Marine Academy. Mr. Crump is a licensed professional engineer.

Peter Najar has been a director since March 1988. From August 1988 until September 1993 he served as the Assistant Treasurer and Assistant Corporate Secretary. Mr. Najar has been a sales engineer employed by Lange Sales, Inc. in Littleton, Colorado from November 1981 to the present. From 1977 to 1981, Mr. Najar was the National Technical Director for Head Ski Co.

C. Lewis Wilson has been a director since May 1991. Since 1996, Mr. Wilson, a licensed professional engineer, has served as the Chairman and Chief Executive Officer of Heath Engineering Company, a consulting engineering firm based in Salt Lake City, Utah. From 1987 to 1996, Mr. Wilson was the President of Heath Engineering Company. He received a Bachelor of Engineering Sciences Degree in Mechanical Engineering from Brigham Young University in 1966 and a Masters of Mechanical Engineering Degree from Purdue University in 1968. Mr. Wilson is a published technical author and has been an Adjunct Professor of Mechanical Engineering at the University of New Mexico, Brigham Young University and the University of Utah.

Hal B. Heaton was appointed as a director of the Company in May 2001. He is currently the Denny Brown Professor of Business Management at Brigham Young University's Marriott School of Management. He has served a professor at Brigham Young University from 1982 to 1988 and from 1990 to present. From 1988 to 1990, he was a visiting associate professor of finance at Harvard University, where he taught corporate finance and advanced capital markets courses in Harvard's Master of Business Administration program. He also serves as a director for I-Link Incorporated. He received a Ph.D. in finance and a masters degree in economics from Stanford University. He received his masters of business administration and a bachelors degree in computer science and mathematics from Brigham Young University.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own beneficially more than 10 percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and Nasdaq initial reports of ownership and reports of changes in ownership of the Company's equity securities. Officers, directors and greater than 10 percent beneficial owners are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon a review of the copies of such reports furnished to the Company [or written representations that no other reports were required,] the Company believes that the directors, officers, and greater than 10 percent shareholders have timely filed all necessary Forms 3, 4 and 5, for the fiscal year ended March 31, 2000, except for Peter Najar, Constance S. Crump and John A. Johnson. Mr. Najar and Ms. Crump, who is the spouse of Mr. Najar, did not file on a timely basis Form 5s relating to each receiving a gift of 600 shares of common stock, and gifts of 1,800 shares of common stock to certain minor trusts, of which Ms. Crump serves as trustee. Mr. Johnson did not file on a timely basis a Form 3 when he was appointed an officer of the Company, a Form 4 relating to the purchase of 715 shares of common stock, and a Form 5 reporting the purchase of 385 shares of common stock in the Company's 401k plan and the granting of stock options to purchase 8,650 shares of common stock. Mr. Najar, Ms. Crump, and Mr. Johnson have subsequently filed the required forms.

 SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth security ownership information as of June 6, 2001 (i) for persons known by the Company to own beneficially more than 5 percent of the Company's Common Stock, (ii) for each director or director nominee and executive officer, and (iii) for all officers and directors of the Company as a group:

Names & Addresses(1)	Shares Beneficially Owned(2)	Percent of Class(3)
Gregory L. Wilson(4)	1,261,205	24.06%

Peter Najar(5)	714,494	13.63

Ralph E. Crump(6)	451,900	8.62

Bradley T Nielson(7)	118,950	2.27

C. Lewis Wilson(8)	53,086	1.01

Paul R. Killpack(9)	14,173	0.27

Gregory D. Dye(10)	8,853	0.17

John A. Johnson(11)	6,180	0.12

Hal B. Heaton	--	--

All officers and directors as a Group (8 persons)	2,628,841	50.15

(1)    The address for Gregory L. Wilson, Bradley T Nielson, Paul R. Killpack, Gregory D. Dye, and John A. Johnson is 1301 West 400 North, Orem, Utah 84057. The address for Peter Najar is 9900 Phillips Road, Lafayette, Colorado 80026. The address for Ralph E. Crump is 28 Twisted Oak Circle, Trumbull, Connecticut 06611. The address for C. Lewis Wilson is 377 West 800 North, Salt Lake City, Utah 84103. The address for Hal B. Heaton is 1441 North 1450 East, Provo, UT 84604.

(2)     The number of shares beneficially owned includes shares of the Company's Common Stock for which the persons set forth in this table have or share either investment or voting power. The number of shares beneficially owned also includes shares that any of the named persons has the right to acquire within 60 days of June 6, 2001 upon exercise of the stock options granted to them under the Company's 1990 Stock Option Plan and the Company's 1997 Stock Incentive Plan.

(3)     All percentages have been calculated to include 5,108,838 shares of Common Stock outstanding on June 6, 2001, and the options exercisable by the named individuals within 60 days following June 6, 2001.

(4)     Includes 584,113 shares owned individually by Mr. Wilson, 645,463 shares owned individually by his wife, Kathleen Wilson, 16,629 shares held by Kathleen Wilson as the custodian for the Wilson children, and 15,000 shares that Mr. Wilson had the right to acquire within 60 days following June 6, 2001 upon exercise of options granted to him. Gregory and Kathleen Wilson disclaim beneficial ownership of the shares held by Kathleen Wilson as custodian for their children.

(5)     Includes 323,274 shares owned individually by Mr. Najar, 322,274 shares owned individually by Constance S. Crump, the wife of Mr. Najar, and 68,946 shares held by Constance Crump as custodian for certain minor-aged relatives. Mr. Najar disclaims beneficial ownership of the shares held by Constance Crump as custodian.

(6)     Includes 225,950 shares owned individually by Mr. Crump and 225,950 shares owned individually by Marjorie Crump, the wife of Mr. Crump.

(7)     Includes 24,900 shares owned by the Kellie Joan Nielson Trust and 94,050 shares that Mr. Nielson had the right to acquire within 60 days following June 6, 2001 upon exercise of options granted to him. Kellie Joan Nielson is the wife of Mr. Nielson.

(8)     Includes 5,493 shares owned individually by Mr. Wilson, 41,200 shares owned jointly by Mr. Wilson and his wife, Grace Wilson, 5,493 shares owned individually by Grace Wilson, and 900 shares held by Mr. Wilson as custodian for the Wilson children.

(9)     Includes 673 shares owned by Mr. Killpack through the Company's 401(k) Plan and 13,500 shares that Mr. Killpack had the right to acquire within 60 days following June 6, 2001 upon exercise of options granted to him.

(10)   Includes 1,353 shares owned by Mr. Dye through the Company's 401(k) Plan and 7,500 shares that Mr. Dye had the right to acquire within 60 days following June 6, 2001 upon exercise of options granted to him.

(11)   Includes 176 shares owned by Mr. Johnson through the Company's 401(k) Plan, 715 shares owned individually by him, 1,875 shares that Mr. Johnson had the right to acquire within 60 days following June 6, 2001 upon exercise of options granted to him, 1,239 shares owned by Candyce Johnson, Mr. Johnson's wife, through the Company's 401(k) Plan, 1,425 shares owned individually by Ms. Johnson, and 750 shares that Ms. Johnson had the right to acquire within 60 days following June 6, 2001 upon exercise of options granted to her.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee Report establishes the Company's executive compensation policies and the basis for the compensation paid to the Company's executive officers, including its Chief Executive Officer, Gregory L. Wilson, during the fiscal year ended March 31, 2001.

Composition and Responsibility of Compensation Committee

The Compensation Committee is responsible for reviewing and approving the Company's compensation policies and practices, for reviewing and approving the remuneration of the Company's directors and senior management, for succession planning with respect to the Company's senior executive positions and for administering the Company's stock option plans. The Compensation Committee bases its recommendations on the Company's established policies and on the individual's and the Company's performance. None of the members of the Compensation Committee are officers or employees of the Company or its subsidiaries.

Compensation Philosophy and Objectives

MITY Enterprises' principal goal is to create value for its shareholders. The Company believes that officers and employees who advance that goal should have their compensation allied with the interests of shareholders.

The Company's executive compensation philosophy is founded on four principal objectives: 1) to link the interests of executive officers with the short and long-term interests of the Company's shareholders; 2) to link executive compensation to the performance of the Company and the individual; 3) to leverage performance through emphasis on variable compensation; and 4) to compensate executive officers at a level and in a manner that ensures the Company is capable of attracting, motivating and retaining individuals with exceptional executive skills.

The majority of the compensation of the Company's executive officers is comprised of three components -- salary, annual cash bonuses and long-term incentives in the form of stock options, and is structured to be competitive within the industry and geographic location. Cash bonuses and stock options are directly linked to the Company's performance and the individual's contribution to the Company's strategic goals. The Compensation Committee considers the Company's record of financial performance in all of its compensation reviews.

Base Salary

On average, base salaries are set at levels lower than the median base salary levels of executives of comparable positions within the institutional furniture industry. Base salaries are reviewed and adjusted periodically.

Cash Bonuses

Cash bonuses for executive officers reflect both individual and corporate performance during the year and the Company's success in achieving its goals. The performance criteria considered in determining cash bonus awards vary in accordance with the position and responsibilities of the individual being evaluated. Financial and operational indicators, combined with personal achievements that demonstrate a contribution to Company growth, are among the significant considerations in determining bonuses for executive officers.

Stock Options

The purpose of the Company's stock option plan is two-fold: 1) to ensure an incentive exists to maximize shareholder wealth by tying executive compensation to share price performance; and 2) to reward those executives making a long-term commitment to the Company. Stock options are granted by the Compensation Committee in accordance with the stock option plan approved by shareholders at not less than the closing price on the business day the options are granted. According to the plan's provisions, the Compensation Committee determines the number of shares subject to each option, the option price, the extent to which each option is exercisable from time to time during the term of the option, and any other provisions with respect to such option. Options are not assignable.

The Compensation Committee believes that the concepts discussed above further the shareholders' interests and that officer compensation encourages responsible management of the Company.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Ralph E. Crump, Chairman of the Compensation Committee

Peter Najar, Member

C. Lewis Wilson, Member

Summary Compensation Table. The following table sets forth the annual and long-term compensation awards to the President and Chief Executive Officer of the Company and other executive officers (the "Named Executive Officers") receiving more than $100,000 in annual salary and bonus compensation for services in all capacities to the Company for the fiscal years ended March 31, 1999, March 31, 2000 and March 31, 2001.

		Annual Compensation		Long-Term Compensation
	Fiscal Year	Salary	Bonus(1)	Securities Underlying Options/ SARs (#)	All Other Comp.(2)
Gregory L. Wilson, Chairman, President, and Chief Executive Officer	2001 2000 1999	$85,000 83,000 75,000	$100,000 125,000 100,000	-- -- 30,000(4)	$31,300 31,500 18,400

Bradley T Nielson, Chief Financial Officer and Chief Operating Officer	2001 2000 1999	81,500 78,100 70,000	100,000 123,500 94,000	30,000(3) -- 22,500(4)	10,300 31,200 18,500

Greg D. Dye, Corporate Secretary	2001 2000 1999	67,100 57,800 54,000	40,000 27,000 18,500	10,000(3) -- 15,000(4)	1,700 1,100 800

Kenneth A. Law, Vice President Manufacturing (5)	2001 2000 1999	70,000 70,000 70,000	45,000 48,000 42,500	5,000(3) -- 7,500(4)	6,100 7,500 8,300

(1)     During the reported periods, bonuses were awarded annually at the discretion of the Board of Directors to the Named Executive Officers and certain other officers and Company personnel. No formal bonus plan exists. The Board is not obligated to award bonuses.

(2)     Amounts under the column heading "All Other Compensation" represent matching contributions made by MITY Enterprises under the Company's 401(k) defined contribution plan, the value of personal use of Company-owned vehicles, and other miscellaneous compensation. In fiscal year 1999, Mr. Wilson and Mr. Nielson both received $11,600 for serving on the board of directors of DO Group, Inc., a MITY Enterprises affiliate. In fiscal year 2000, Mr. Wilson and Mr. Nielson both received $21,920 for serving in the same capacity. In fiscal year 2001, Mr. Wilson received $21,400 for serving on the board of directors of Broda Enterprises, Inc.

(3)     Options vest over a four-year period commencing in 2002, one-fourth of the options vesting per year.

(4)     Options vest over a four-year period commencing in 2000, one-fourth of the options vesting per year.

(5)     In conjunction with the reorganization of the Company in August 2000 and the creation of MITY Enterprises as a holding company for Mity-Lite, Inc., Broda Enterprises, Inc., CenterCore, Inc. and DO Group, Inc., Mr. Law was appointed as the Vice President of Mity-Lite, Inc., a wholly owned subsidiary of MITY Enterprises. As such, Mr. Law will continue in his previous capacity of directing the manufacturing operations for the multipurpose room business. However, due to the corporate restructuring, Mr. Law will no longer serve as an executive officer of MITY Enterprises.

1990 Stock Option Plan. As of June 6, 2001, options to purchase 745,669 shares of the Company's Common Stock had been granted under the Company's 1990 Incentive Stock Option Plan (the "1990 Option Plan"), which expired by its own terms in May 2000. Of the total 745,669 options granted as of June 6, 2001, 586,516 had been granted to executive officers of the Company. Of the total options granted, 744,919 were vested and had either been exercised or were immediately exercisable as of June 6, 2001. As of May 2000, the 4,301 shares reserved for issuance under the 1990 Option Plan had expired.

The 1990 Option Plan provided for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options to employees and non-employee directors of the Company. Incentive stock options were granted only to employees. The 1990 Option Plan was administered by the Compensation Committee of the Board of Directors, which determined the terms of options granted including the exercise price, the number of shares subject to the option, and the exercisability of the option.

The term of the 1990 Option Plan was ten years. The exercise price for options intended to be incentive stock options was the fair market value on the date of grant. The exercise price of any non-qualified stock option was determined by the Compensation Committee, in its absolute discretion after taking into consideration factors it deemed relevant.

1997 Stock Incentive Plan. As of June 6, 2001, options to purchase 734,586 shares of the Company's Common Stock had been granted under the Company's 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan"), which expires by its own terms in March 2007. Of the total 734,586 options granted as of June 6, 2000, 179,400 had been granted to executive officers of the Company. Of the total options granted, 424,931 were vested and had either been exercised or were immediately exercisable. As of June 6, 2001, the Company had 15,414 shares reserved for issuance upon exercise of options that could still be granted under the 1997 Stock Incentive Plan.

The 1997 Stock Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options and stock rights to directors, officers, employees and consultants of the Company and its affiliates. Incentive stock options may be granted only to officers and employees. The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms of options granted including the exercise price, the number of shares subject to the option, and the exercisability of the option.

The term of the 1997 Stock Incentive Plan is ten years. With respect to any participant who owns stock representing more than 10 percent of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110 percent of the fair market value on the date of grant. Otherwise, the exercise price for options intended to be incentive stock options is the fair market value on the date of grant. The exercise price of any non-qualified stock option is determined by the Compensation Committee, in its absolute discretion after taking into consideration factors it deems relevant.

Shown below is information with respect to exercises of stock options during the last completed fiscal year by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

	Shares Acquired or Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at March 31, 2001 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at March 31, 2001 ($)(1) Exercisable/ Unexercisable
Gregory L, Wilson Chairmand, President, and Chief Executive Officer	--	--	15,000/15,000	$ -- / --
Bradley T Nielson, Chief Financial Officer and Chief Operating Officer	--	--	94,050/41,250	285,000/15,000
Gregory D. Dye, Corporate Secretary	--	--	7,500/17,500	-- /5,000
Kenneth A. Law, Vice President Manufacturing	--	--	75,950/9,251	274,000/2,500

(1)   Value is based on market price of the Company's Common Stock (closing price of $7.3125 per share on the Nasdaq National Market on March 31, 2001) less exercise price.

401(k) Plan. In January 1995, the Board of Directors of the Company adopted a Defined Contribution 401(k) Plan and Trust (the "401(k) Plan"). The 401(k) Plan allows the Board to determine the amount of the Company contribution. The Board adopted a contribution formula specifying that such discretionary employer matching contributions would equal 25 percent of the participating employee's contribution to the 401(k) Plan up to a maximum discretionary employer contribution of 3 percent of a participating employee's compensation, as defined by the 401(k) Plan. In addition, the Board at its discretion can provide for additional employer matching. For the 401(k) Plan year ended December 31, 1997, 1998, and 2000, the Board provided for additional matching contributions that would equal 37.5 percent of the participating employee's contribution to the 401(k) Plan up to a maximum 3 percent of a participating employee's compensation, as defined by the 401(k) Plan. For the 401(k) Plan year ended December 31, 1999, the Board provided for additional matching contributions that would equal 43.75 percent. The 401(k) Plan allows the Board to utilize either Common Stock of the Company or cash as a matching contribution. To date, all matching contributions have been in cash. The Board has approved the reservation of 87,500 shares of Common Stock for issuance under the Company's 401(k) Plan. These shares may be issued to satisfy all or a portion of the Company's matching contribution under the 401(k) Plan or issued as a result of a participant's election to acquire shares of the Company's Common Stock as an investment option under the 401(k) Plan. If such investment option is elected by plan participants, the shares will be issued at a price per share which is the lower of 85 percent of the fair market value of a share of Common Stock on the commencement of the applicable quarterly election period or 85 percent of the fair market value of a share of Common Stock on the last day of the applicable quarterly election period. As of June 6, 2001, 80,146 shares had been issued to the 401(k) Plan, leaving 7,354 shares remaining to be issued to the 401(k) Plan. Once a total of 87,500 have been issued to the 401(k) Plan, the Board has authorized the Company to utilize open market purchases of its common stock to meet its funding requirements. All domestic employees who have completed at least six months of service with the Company and who satisfy other requirements are eligible to participate in the 401(k) Plan.

Employment Agreements. The Company has entered into an employment agreement effective May 21, 1998, with Gregory L. Wilson, the Company's Chairman and President, for a term ending May 20, 2003. The Company entered into employment agreements effective February 1, 2001 with Bradley T Nielson, Chief Financial Officer and Chief Operating Officer, Gregory D. Dye, Corporate Secretary, Paul R. Killpack, Treasurer, and John A. Johnson, Vice President, each for a term ending January 31, 2006. Each employment agreement provides that compensation will be determined annually by the Compensation Committee of the Board of Directors. Each employment agreement contains a non-compete clause covering the term of the agreement and three years thereafter. Except for Mr. Wilson's agreement, each employment agreement can be terminated by the Company without cause entitling the terminated employee to six months salary as severance. Mr. Wilson's employment agreement can be terminated by the Company without cause entitling him to two months salary as severance.

Director Compensation. Except for Mr. Heaton, the Company's directors receive no compensation for attendance at Board meetings. However, the directors are reimbursed for their expenses related to attending Board meetings. Mr. Heaton is paid $1,500 for each board meeting attended.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of Messrs. Heaton, Crump and Najar, each of whom is "independent" in accordance with the standards imposed by Nasdaq. The Audit Committee functions pursuant to a written charter, a copy of which is attached as Exhibit A to this Proxy Statement.

In accordance with the written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2001, the Committee met seven times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the president, chief financial officer, treasurer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor's independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditor' examination of the financial statements.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended March 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors and the Committee's review of the representations of management and the report of the auditors to the Committee, the Committee recommended to the Board that the Company's audited financial statement be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2001, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Hal B. Heaton, Chairman of Audit Committee

Ralph E. Crump, Member

Peter Najar, Member

Audit Fees

Fees paid to our auditors' firm were comprised of the following:
2001 year end financial statement audit and quarterly reviews	$110,000
Financial information systems design and implementation	--
Tax consulting, planning, return preparation and other services	74,000

Certain Transactions

The Company leases a production and office facility in Orem, Utah for a five-year term from a trust of which Gregory L. Wilson's uncle is a trustee. The fixed base monthly rent for the term of the lease is $17,100. The Company also leases its production and office facility in Elkhart, Indiana for a five-year term from a trust that is a shareholder in the Company. The fixed base monthly rent for the term of the lease is $11,800. The Company pays maintenance costs, taxes and insurance costs under these leases. The Company believes that the terms of the lease are no less favorable to the Company than could be obtained from an unrelated third party.

The Company has entered into indemnification agreements with each of its officers and directors. The Company has adopted policies that any loans to officers, directors and 5 percent or more shareholders ("affiliates") are subject to approval by a majority of the disinterested directors and that any transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties. In May 2000, the Company temporarily loaned $75,000 to Gregory L. Wilson, its President, in the form of a note receivable. The note earned interest at the prime interest rate and were secured by shares of MITY Enterprises common stock. Mr. Wilson subsequently repaid the note in March 2001.

STOCK PERFORMANCE

The following graph compares the yearly percentage change in the cumulative total stockholder return on MITY Enterprises Common Stock during the five fiscal years ended March 31, 2001 with the cumulative total return of other indices. The comparison assumes $100 was invested on April 1, 1996 in MITY Enterprises Common Stock and in each of such indices and assumes reinvestment of dividends. The publicly traded companies in the peer index are Chromcraft Revington, Inc., Falcon Products, Inc., Flexsteel Industries, Inc., and Virco Manufacturing Corporation. Historically, Neutral Posture Ergonomics, Inc. has been included in the peer index; however, the company is no longer publicly traded and has been removed from the index.

	4-1-96	3-31-97	3-31-98	3-31-99	3-31-00	3-31-01
MITY Enterprises, Inc.	$100.00	$181.25	$243.75	$190.63	$310.39	$137.05
Russell 2000 Index	100.00	105.11	149.24	124.22	168.33	140.51
Self-determined peer Group	100.00	121.55	162.10	117.59	102.57	98.71

COMPANY'S INDEPENDENT AUDITORS

The Company's independent auditor is Deloitte & Touche LLP. A representative from Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and available to answer questions by shareholders.

OTHER MATTERS

The Company knows of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company may recommend.

ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained by shareholders without charge by written request to Bradley T Nielson, Chief Financial Officer, MITY Enterprises, Inc., 1301 West 400 North, Orem, Utah, 84057.

By the Order of Board of Directors

/s/ Gregory D. Dye

Gregory D. Dye, Corporate Secretary

DATED: July 6, 2001

Exhibit A

MITY ENTERPRISES, INC.

AUDIT COMMITTEE CHARTER

Adopted January 26, 2000

Organization

There shall be a committee comprised of members of the MITY Enterprises Board of Directors, which shall be known as the "Audit Committee". The Audit Committee shall be composed only of members of the Board who are free of any relationship or personal interest that, in the opinion of the Board of Directors, would interfere with their ability to exercise sound judgment as a committee member.

Statement of Policy

The purpose of the Audit Committee is to provide assistance to the overall Board of Directors in fulfilling its (the Board's) responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to establish and maintain free and open means of communication between the directors, the independent auditor, (the internal auditors, when appointed), and the financial management of the corporation.

Responsibilities

In carrying out its responsibilities, the Audit Committee policies and procedures should have basic form and substance, yet should remain flexible, in order to be able to react to changing conditions, all the while giving assurance to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with applicable laws, rules, and regulations, and with generally accepted good practice.

In carrying out these responsibilities, the Audit Committee shall:

  Hold regular meetings as may be necessary (but not less than one per year), and special meetings as may be called by the Chairman of the Audit Committee, or at the request of the independent auditors, or the General Auditor;

  Create an agenda for each ensuing year.

  Review and recommend, to the Board of Directors, the independent auditor to be selected to audit the financial statements of the corporation, and its divisions and subsidiaries. Review the range and cost of audit and non-audit services performed by the independent auditor.

  Meet with the independent auditor and financial manager(s) of the corporation, to review the scope of the proposed audit for the current year and the audit procedures to be utilized. At the conclusion of the audit, review such audit, including any comments or recommendations of the independent auditors.

  Review with the independent auditor, (the Company's internal auditor, when appointed), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and request presentation of recommendations for the improvement of internal control procedures, or improvement of particular areas where new or more detailed controls or procedures might be desirable. The committee should place particular emphasis on the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. On request of the Board of Directors, the committee may review Company policy statements to determine consistency with the "corporate code of conduct" (when such exists).

  Obtain from the independent auditor, (and internal auditors, when such exist) its/(their) recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries, and then reviewing the reported correction of any controls deemed to be deficient.

  Review the adequacy of internal controls and procedures related to executive travel, entertainment and personal expense, and corresponding reimbursements.

  Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

  Receive at, or prior to each meeting, a summary of findings from completed internal audits, and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

  Review the financial statements contained in the annual report to shareholders with management and the independent auditor to determine that the independent auditor is satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review any changes in accounting principles, and any significant audit findings.

  Meet with the internal and independent auditors without members of management present. In such meeting(s), discuss the independent auditors evaluation of the corporation's financial, accounting, and auditing personnel, the cooperation that the independent auditors received during the course of the audit, and any other relevant issues that may need to be addressed discretely.

  Review accounting, financial, human resources and succession planning within the Company.

  Submit minutes of all meetings of the Audit Committee to, and discuss the matters addressed in committee meeting with, the Board of Directors.

  Review the charter of the Audit Committee annually and report and make recommendations to the Board of Directors regarding needed changes in the charter.

  Conduct or authorize investigations into any matters of concern within the Audit Committee's scope of responsibilities. The Audit Committee is hereby empowered to retain independent counsel, auditor, or others to assist it in the conduct of any investigation.

Adopted by resolution of the MITY Enterprises Board of Directors on January 26, 2000.

Signed:

/s/ Gregory L. Wilson

Chairman of the Board

Attest:

/s/ Gregory D. Dye

Secretary

MITY ENTERPRISES, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MITY ENTERPRISES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 7, 2001.

The undersigned common shareholder of MITY Enterprises, Inc., a Utah corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, to be held on August 7, 2001, 2:00 p.m. local time at the Hampton Inn, 425 South 300 West, Salt Lake City, Utah, and hereby appoints Gregory L. Wilson and Gregory D. Dye, or either of them, each with the full power of substitution, as proxies to act and to vote, as designated herein, at said Annual Meeting of Shareholders and at all adjournments thereof, all shares of common stock which the undersigned would be entitled to vote on the matters set forth below, if personally present.

1. ELECTION OF DIRECTOR NOMINEES: Gregory L. Wilson, Ralph E. Crump, C. Lewis Wilson, Peter Najar and Hal B. Heaton.
[ ]	FOR all nominees listed (except as marked to the contrary below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed

Instruction: To withhold authority for an individual nominee, write that nominee's name here:

(Continued and to be signed on other side)

2. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

Dated:                                             , 2001

________________________________

 Signature(s)

(This proxy should be marked, dated, signed by each shareholder exactly as such shareholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation, please sign in full corporation name by the President or by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person).